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                                                                     Exhibit 3.4

                              Articles of Amendment
                                     to the
                     Articles of Incorporation, as amended,
                                       of
                               INSMED INCORPORATED

                                       I.

         The name of the corporation is Insmed Incorporated (the "Company").

                                       II.

Article III of the Company's Articles of Incorporation, as amended, shall be amended by the addition of the following additional paragraph after the last paragraph of that Article III:

         8. Reverse Stock Split. Simultaneously with the effective date of this amendment (the "Effective Time"), each four shares of the Company's Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Split"), into one share of the Company's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars equal to such fraction multiplied by four times the average of the closing bid and ask price per share of Common Stock as quoted on The Nasdaq SmallCap Market for the five trading days immediately preceding the Effective Time. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not surrendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share.




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If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Articles of Incorporation, as amended, to the "Common Stock" shall, after the Effective
Time, refer to the "New Common Stock".

                                      III.

         The amendment was proposed by the board of directors and submitted to the shareholders of the Company in accordance with Chapter 9 of Title 13.1 of the Code of Virginia. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment are as follows:

Designation            Number of Outstanding Shares          Number of Votes
-----------            ----------------------------          ---------------
Common                 108,127,568                             108,127,568

         The total number of undisputed votes cast for the amendment by each voting group was as follows:

Designation                     Number of Undisputed Votes for the Amendment
-----------                     --------------------------------------------
Common                          93,583,881

         The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.


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                                    IV.

         Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the effective time and date of this Amendment to the Company's Articles of Incorporation, as amended, shall be 11:59 p.m. on July 28, 2000.

                               INSMED INCORPORATED

Dated:  July 28, 2000          By:    /s/ Geoffrey Allan
                                      ------------------------------------------
                                      Geoffrey Allan, Ph.D.

                                      Chairman of the Board, President and Chief
                                      Executive Officer